 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement No. 333-288205 on Amendment No.1 to Form S-3 of our report dated March 14, 2025, relating to the consolidated financial statements of NRx Pharmaceuticals, Inc. and subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, appearing in the Annual Report on Form 10-K of NRx Pharmaceuticals, Inc. for the fiscal year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

December 12, 2025